EXHIBIT 12.1


                    FrontierVision Operating Partners, L.P.
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

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                                                                                       For the Period
                                                                                       From Inception
                                         For the Year Ended    For the Year Ended   For the Year Ended
                                          December 31, 1998    December 31, 1997    December 31, 1996
                                               --------             --------                -----

Net Loss ..........................            $(66,196)            $(46,863)            $(23,801)
Add (Deduct):
     Income Tax Provision (Benefit)               2,927                   --                   --
Less: Minority Interest
                                               --------             --------                -----
Pre Tax Income (Loss) .............             (63,269)             (46,863)             (23,801)
Add:  Fixed Charges
     Interest .....................              70,767               44,007               23,210
                                               --------             --------                -----
                                               $  7,498             $ (2,856)            $   (591)
                                               ========             ========                =====

Fixed Charges .....................            $ 70,767               44,007             $ 23,210
                                               ========             ========                =====

Ratio of Earnings to Fixed
     Charges ......................                 N/A                  N/A                  N/A

Deficiency of Earnings to Fixed
     Charges ......................            $ 63,269               46,863             $ 23,801

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